Exhibit 10.9
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 17th day of September, 2010 (the “Effective Date”) by and between Nationstar Mortgage LLC, a Delaware limited liability company (the “Company”), and JESSE K. BRAY (“Executive”).
W I T N E S S E T H:
     WHEREAS, Centex Home Equity Company, LLC and Executive previously entered into an employment agreement dated March 30, 2006 (the “Original Agreement”), pursuant to which Executive serves as chief financial officer of the Company; and
     WHEREAS, the Company and Executive mutually desire to amend and restate the Original Agreement in its entirety, pursuant to the terms and conditions set forth in this Agreement, effective as of the Effective Date.
     NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, together with other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:
     1. SERVICES AND DUTIES. The Company hereby continues to employ Executive, and Executive hereby accepts such continued employment by the Company, in the capacity of its chief financial officer. The principal location of Executive’s employment shall be at the Company’s executive office located in Lewisville, Texas, or such other location determined by FIF HE Holdings LLC (the “Managing Member”), in its sole discretion, that is within a fifty (50) mile radius of the Company’s current location at 350 Highland Drive, Lewisville, Texas 75067, although Executive understands and agrees that Executive may be required to travel from time to time for business reasons. Executive shall be a full-time employee of the Company and shall dedicate all of Executive’s working time to the Company and shall have no other employment and no other business ventures which are undisclosed to the Company or which conflict with Executive’s duties under this Agreement. Executive will have such duties, responsibilities and authority as are prescribed by the Company’s chief executive officer from time to time and normally associated with Executive’s position at a financial services firm, together with such additional duties, commensurate with Executive’s position, as may be assigned to Executive from time to time by the Company’s chief executive officer. Notwithstanding the foregoing, nothing herein shall prohibit Executive from (i) subject to the prior written approval of the Managing Member, acting as a director or in a similar role for an entity unrelated to the Company if such role does not give rise to any conflict of interests with the Company or its affiliates; (ii) upon providing prior written notice to the Managing Member, (A) creating or forming an investment vehicle or similar entity to engage in personal investment activities on behalf of himself or his family that does not give rise to any conflict of interests with the Company or its affiliates or (B) serving on a board of directors (or similar body) of a charitable or civic organization or enterprise; and (iii) except as provided in subsection (ii)(A) of this Section 1, engaging in personal investment activities for himself and his family that do not give rise to any conflict of interests with the Company or its affiliates; provided, that in each case such activities do not, either individually or in the aggregate, interfere with the performance of his duties hereunder.
     2. TERM. Executive’s employment under the terms and conditions of this Agreement will commence on the Effective Date and shall end on July 10, 2011 (the “Term”), subject to earlier termination pursuant to Section 5 hereof.
          Notwithstanding anything to the contrary herein, in the event of any termination of this Agreement, Executive shall nevertheless continue to be bound by the cooperation provisions in the immediately following paragraph and the terms and conditions set forth in Sections 6 and 7 hereof, which provisions, along with Sections 8 and 9 hereof, shall survive any such termination of this Agreement and any termination of Executive’s employment with the Company.
          Following any termination of Executive’s employment with the Company, at the reasonable request of the Company, Executive agrees to assist and cooperate with the Company and its affiliates and their respective agents, officers, directors and employees with respect to the operations of the Company (and its successors and assigns) (i) on matters relating to the tasks for which Executive was responsible, or about which Executive had knowledge, before cessation of employment or which may otherwise be within the knowledge of Executive and (ii) exclusively in connection with any existing or future disputes, litigation or investigations of any nature brought by, against, or otherwise involving the Company or its affiliates in which the Company deems Executive’s cooperation necessary, not to exceed 24 hours per month (or such other amount of time as agreed to by the parties), provided that such cooperation does not unreasonably interfere with Executive’s other commitments. The Company will pay Executive a consulting fee of $750 per hour and will also reimburse Executive for reasonable out of pocket expenses incurred in connection therewith, in accordance with Company policy as in effect from time to time.
     3. COMPENSATION.
          (a) Base Salary. In consideration of Executive’s full and faithful satisfaction of Executive’s duties under this Agreement, the Company agrees to pay to Executive a base salary during the Term in the amount of $320,000 per annum (the base salary in effect from time to time, the “Base Salary”), payable in accordance with the Company’s then effective payroll practices and in such installments as the Company pays its similarly situated employees (but not less frequently than each calendar month), subject to usual and customary deductions for withholding taxes and similar charges, and customary employee contributions to health, welfare and retirement programs in which Executive is enrolled. The Base Salary shall be reviewed on an annual basis in accordance with Executive’s annual performance evaluation and increased in any amount agreed to by Executive and the Managing Member; provided, however, in no event shall the Base Salary be reduced without Executive’s approval.
          (b) Bonus Compensation. In addition to the Base Salary payable pursuant to Section 3(a) above, Executive will also be eligible to participate in the Nationstar Mortgage LLC Annual Incentive Compensation Plan (the “Bonus Plan”) and any bonus provided to Executive under the Bonus Plan shall be subject to all of the terms and conditions thereof.

          (c) Withholding. All taxable compensation payable to Executive by the Company shall be subject to customary withholding taxes and such other employment taxes as are required under Federal law or the law of any state or by any governmental body to be collected with respect to compensation paid to an employee.
     4. BENEFITS AND PERQUISITES.
          (a) Retirement and Welfare Benefits. During the Term, Executive shall be entitled to all the usual benefits offered to the Company’s senior management, including vacation, sick time, and the ability to participate in the Company’s medical, dental, life insurance, disability and other welfare programs, and 401(k) retirement savings plan, subject to and in accordance with the applicable limitations and requirements imposed by the terms of the documents governing such benefits, as from time to time in effect. Nothing, however, shall require the Company to maintain any benefit, plan or arrangement or provide any type or level of benefits to the Company’s employees, including Executive. During the Term, Executive shall be entitled to not less than four (4) weeks paid vacation, in accordance with the Company’s policies as in effect from time to time.
          (b) Reimbursement of Expenses. The Company shall reimburse Executive for any expenses reasonably incurred by Executive during the Term for business purposes in furtherance of Executive’s duties hereunder, including travel, meals and accommodations, upon submission by Executive of vouchers or receipts and in compliance with such rules and policies relating thereto as the Company may from time to time adopt.
          (c) Company Equity. For good and valuable consideration, Executive hereby sells, assigns and transfers to the Managing Member all of his right, title and interest in and to all of his unvested Class A Series 1 Units and unvested Series 2 Class A Units, free and clear of all liens, claims and encumbrances, other than the restrictions on transfer and other encumbrances that are contained in the FIF HE Holdings LLC Fifth Amended and Restated Limited Liability Company Agreement, dated as of September 17, 2010.
          (d) Director and Officer Insurance. The Company shall, at all times during and for six (6) years following the end of the Term, continue to provide Executive with directors and officers insurance, in an amount customary for corporations similar in size and value to the Company and engaged in business activities similar to the business activities of the Company. Such insurance shall be obtained from an insurance company with not less than an A+ rating, licensed to engage in business in the state of Texas. Subject to the foregoing, such insurance shall not be cancelled or not renewed without comparable replacement insurance being provided. The Company further agrees to indemnify and defend Executive to the fullest extent permitted by applicable law, other than in respect of any loss, damage or claim incurred by Executive by reason of Executive’s gross negligence or willful misconduct.
     5. TERMINATION. The Term and Executive’s employment hereunder may be terminated by either party at any time and for any reason; provided, that Executive shall provide the Company at least thirty (30) days’ advance written notice of any resignation of employment. Notwithstanding any other provision of this Agreement, the provisions of this Section 5 shall exclusively govern Executive’s rights upon termination of employment with the Company. Any purported termination of employment by the Company or by Executive (other than due to

Executive’s death) shall be communicated by a written Notice of Termination to the other party in accordance with the procedures set forth in Section 9(a) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide the basis for termination of employment under the provision so indicated.
          (a) For Cause Termination. If Executive’s employment hereunder is terminated by the Company for Cause, Executive shall not be entitled to any further compensation or benefits other than the Accrued Benefits. If the definition of “Cause” set forth below conflicts with such definition in any other plan or agreement of the Company or any of its affiliates, the definition set forth herein shall control.
          (b) Termination by Company without Cause or by Executive for Good Reason. If Executive’s employment is terminated by the Company other than for Cause (excluding death or Disability) or is terminated by Executive for Good Reason, in each case prior to the end of the Term, then Executive shall be entitled to (i) the Accrued Benefits and (ii) subject to Executive’s execution and non-revocation of a separation agreement and release of claims acceptable to the Managing Member (the “Release”), (A) an amount equal to eighteen (18) months Base Salary payable in the same manner as provided under Section 3(a), (B) an amount equal to 150% of the average of Executive’s annual cash bonus payable to Executive for the three (3) most recently completed fiscal years ending prior to the date of termination, and (C) continuation of Executive’s coverage under the Company’s medical plan (the “Medical Plan”) until the earlier of (1) the period of time it takes Executive to become eligible for the medical benefits program of a new employer (subject to Section 6(a) hereof) and (2) twelve (12) months following the date of such termination; provided, however, that to the extent such continuation of coverage is not permitted under the terms of the Medical Plan, Executive shall be entitled, for the period set forth under clause (1) or (2) of this subsection (C), as applicable, to receive COBRA continuation coverage under the Medical Plan at a cost to Executive which is not greater than the premiums paid by the Company’s active employees for comparable coverage under the Medical Plan.
          (c) Resignation, Death or Disability. If Executive’s employment with the Company terminates due to Executive’s resignation during the Term, then Executive shall be entitled to (i) the Accrued Benefits and (ii) subject to Executive’s execution and non-revocation of the Release, (A) an amount equal to six (6) months Base Salary payable in the same manner as provided under Paragraph 3(a), and (B) an amount equal to 50% of the average of Executive’s annual cash bonus payable to Executive for the three (3) most recently completed fiscal years ending prior to the date of termination. If Executive’s employment is terminated by reason of Executive’s death or Disability prior to the end of the Term, Executive shall not be entitled to receive any further compensation or benefits under this Agreement or otherwise other than the Accrued Benefits.
          (d) Expiration of Term. For the avoidance of doubt, upon the expiration of the Term, the parties’ obligations hereunder, other than with respect to the provisions set forth in Sections 6, 7, 8 and 9 hereof, shall expire. Following the expiration of the Term, Executive shall continue as an “at-will” employee of the Company and no payments under this Section 5 shall be due upon any subsequent termination of employment.
          (e) Payments in Lieu of Other Severance Rights. The payments provided in subsections (a), (b) and (c) of this Section 5 shall be made in lieu of any other severance payments under any severance agreement, plan, program or arrangement of the Company, and nothing additional shall be owed to Executive except as explicitly set forth in this Section 5.
          (f) Manner of Payment. The Accrued Benefits shall be paid no later than ten (10) business days following the date of termination. Unless Executive breaches the cooperation obligations set forth in Section 2 of this Agreement or one of the restrictive covenants contained in Sections 6 and 7 of this Agreement, the payments described in subsection (b) and (c) of this Section 5 (other than the Accrued Benefits) shall be paid over a period of twelve (12) months, commencing on the sixtieth (60th) day following the date of termination; provided that the Release is executed and not revoked prior to such date. Notwithstanding anything herein to the contrary, (A) the payment of any amounts hereunder (including benefits continuation) shall cease on the date on which Executive breaches any of the restrictive covenants contained in Sections 6 and 7 of this Agreement or the cooperation obligations set forth in Section 2, and (B) in the event Executive’s employment terminates pursuant to Section 5(b) above within one (1) year following a Change in Control, the amount described in Section 5(b)(ii) shall be payable in a lump sum on the sixtieth (60th) day following the date of termination; provided that the Release is executed and not revoked prior to such date.
          (g) No Mitigation. Upon termination of his employment, Executive will be under no obligation to seek other employment or earn other income in order to remain eligible for the payments and benefits set forth in this Section 5.
          (h) Section 280G. In the event that any amount or benefit that may be paid or otherwise provided (including the acceleration of vesting or exercisability of any equity-based awards held by Executive) to or in respect of Executive, by or on behalf of the Company or any affiliate, whether pursuant to this Agreement or otherwise (collectively, the “Payments”), could reasonably be expected to result in the imposition of the tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provision or any comparable provision of state, local or foreign law) (the “Excise Tax”), the Company shall, if applicable at the time such Excise Tax is imposed, endeavor in good faith to obtain shareholder approval of the Payments, so that upon such shareholder approval, the Payments shall not be subject to the Excise Tax; provided, that no such payments shall be made if such shareholder approval is not obtained. Failure to obtain such shareholder approval shall not constitute a breach of this Agreement or result in any additional payments to be made to Executive.
          (i) Definitions. For purposes of this Agreement:
     (i) “Accrued Benefits” means collectively the following: (i) any earned but unpaid salary through the last day of employment, (ii) any accrued but unpaid paid time off, (iii) any reimbursable business expenses through the last day of employment, (iv) any vested benefits in accordance with the terms of the Company’s employee benefit plans or programs and (v) any benefit continuation and/or conversion rights in accordance with the terms of the Company’s employee benefit plans or programs.
     (ii) “Cause” means (i) conviction of, guilty plea concerning or confession of any felony, (ii) any act of misappropriation or fraud committed by Executive in connection with the Company’s or its subsidiaries’ business, (iii) any material breach by Executive of this Agreement, after written notice thereof from the Managing Member is given in writing and such breach is not cured to the satisfaction of the Managing Member within a reasonable period of time (not greater than 30 days) under the circumstances, (iv) any material breach of any reasonable and lawful rule or directive of the Company or the Managing Member, (v) the gross or willful neglect of duties or gross misconduct by Executive, or (vi) the habitual use of drugs or habitual, excessive use of alcohol to the extent that any of such uses in the Managing Member’s good faith determination materially interferes with the performance of Executive’s duties under this Agreement.
     (iii) “Change in Control” means (i) any sale or other disposition of all or substantially all of the assets of the Company (including without limitation by way of a merger or consolidation or through the sale of all or substantially all of the stock or equity of its subsidiaries or sale of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole) to another person other than an affiliate of Fortress Investment Group LLC if, immediately after giving effect thereto, any person (or group of persons acting in concert) other than the persons owning a majority of the voting power of the Company prior to such sale (together with their affiliates) will have the power to elect a majority of the members of the board of directors (or other similar governing body) of the purchaser or surviving corporation; (ii) any change in the ownership of the capital stock or equity of the Company if, immediately after giving effect thereto, the persons owning a majority of the voting power of the company prior to such change (together with their affiliates) shall own, in the aggregate, less than 50% of the equity interests of the Company; or (iii) a liquidation of the Company. Notwithstanding the foregoing, a Change in Control shall be deemed to have occurred under this Agreement only if a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company shall also be deemed to have occurred under Section 409A of the Code.
     (iv) “Good Reason” means the occurrence, without the express prior written consent of Executive, of any of the following circumstances, unless, with respect to subsections (A), (B), and (C) hereof, such circumstances are corrected by the Company in all material respects within thirty (30) days following written notification by Executive (which written notice must be delivered within sixty (60) days after the occurrence of such circumstances) that Executive intends to terminate Executive’s employment for one of the reasons set forth below: (A) a reduction in the Base Salary, (B) any relocation of Executive’s principal office by more than fifty (50) miles from 350 Highland Drive, Lewisville, Texas 75067, (C) any material breach by the Company of this Agreement or any other material agreement to which the Company and Executive are parties, or (D) notice by the Company that the Term shall not be renewed pursuant to Section 2 hereof. For the avoidance of doubt, Good Reason shall not be deemed to exist as a result of either the execution of this Agreement or any changes to the terms and conditions of Executive’s employment contemplated herein.
     (v) “Disability” means, as determined by the Managing Member in good faith, Executive’s inability, due to disability or incapacity, to perform all of his duties hereunder on a full-time basis (i) for periods aggregating ninety (90) days, whether or not continuous, in any continuous period of 365 days or, (ii) where Executive’s absence is adversely affecting the performance of the Company in a significant manner for periods greater than thirty (30) days and Executive does not resume his duties on a full-time basis within ten (10) days after receipt of written notice of the Managing Member’s determination under this clause (ii).
          (j) Resignation as Officer or Director. Upon a termination of employment for any reason, Executive shall resign each position (if any) that he then holds as an officer or director of the Company and any of its subsidiaries. Executive’s execution of this Agreement shall be deemed the grant by Executive to the officers of the Company of a limited power of attorney to sign in Executive’s name and on Executive’s behalf any such documentation as may be required to be executed solely for the limited purposes of effectuating such resignations.
     6. RESTRICTIVE COVENANTS. By virtue of Executive’s employment with the Company, Executive acknowledges that, during the period of his employment with the Company, he shall have access to the Company’s Confidential Information (as defined below), will meet and develop relationships with the Company’s potential and existing suppliers, financing sources, clients, customers and employees, and will receive specialized training in, and knowledge of, the mortgage lending business.
          (a) Noncompetition. Executive agrees that during the period of his employment with the Company and for the one (1) year period immediately following termination of such employment for any reason or no reason, Executive shall not, anywhere in the United States, directly or indirectly, either as a principal, agent, employee, employer, consultant, partner, shareholder of a closely held corporation or shareholder in excess of five (5%) percent of a publicly traded corporation, corporate officer or director, or in any other individual or representative capacity, engage or otherwise participate in any manner or fashion in any business that is in competition in any manner whatsoever with (i) the mortgage lending business of the Company or its subsidiaries (including, but not limited to, the business of originating, servicing or owning residential mortgages and related assets), provided that nothing herein shall prohibit Executive from personal investment in residential mortgages and related assets or (ii) any other business (A) in which the Company or its subsidiaries is engaged at the time of Executive’s termination of employment, or which is part of the Company’s Developing Business and (B) in which Executive learns Confidential Information or meets and develops relationships with potential and existing suppliers, financing sources, clients, customers and employees or in which Executive receives specialized training or knowledge. For purposes of the foregoing, “Developing Business” shall mean the new business concepts and services the

Company has developed and is in the process of developing during Executive’s employment with the Company. Executive further covenants and agrees that this restrictive covenant is reasonable as to duration, terms and geographical area and that the same protects the legitimate interests of the Company and its respective affiliates, imposes no undue hardship on Executive, is not injurious to the public, and that any violation of this restrictive covenant shall be specifically enforceable in any court with jurisdiction upon short notice.
          (b) Customer and Client Noninterference and Nonsolicitation. Executive agrees that during the period of his employment with the Company and for the one (1) year period immediately following the date of termination of Executive’s employment with the Company for any reason or no reason, Executive shall not, directly or indirectly, (i) encourage, persuade, or attempt to encourage or persuade any client or customer of the Company or its subsidiaries, or potential client or customer of the Company or its subsidiaries, in each case, with which or with whom Executive was involved as part of Executive’s job responsibilities during the Executive’s employment with the Company or regarding which or whom Executive learned Confidential Information during Executive’s employment with the Company, to cease or refrain from doing business with or to reduce its current or contemplated level of doing business with the Company or its subsidiaries; or (ii) contact, solicit, or attempt to contact or solicit any client or customer of the Company or its subsidiaries, or potential client or customer of the Company or its subsidiaries, in each case, with which or with whom Executive was involved as part of Executive’s job responsibilities during Executive’s employment with the Company or regarding which or whom Executive learned confidential information during Executive’s employment with the Company, for purposes of soliciting any business in the Company or its subsidiaries is engaged.
          (c) Employee Nonsolicitation, No-Hire. Executive agrees that during the period of his employment with the Company and for the one (1) year period immediately following the date of termination of Executive’s employment with the Company for any reason or no reason, Executive shall not, directly or indirectly, (i) solicit or induce any officer, director, employee, agent or consultant of the Company or any of its successors, assigns, subsidiaries or affiliates to terminate his, her or its employment or other relationship with the Company or its successors, assigns, subsidiaries or affiliates, or otherwise encourage any such person or entity to leave or sever his, her or its employment or other relationship with the Company or its successors, assigns, subsidiaries or affiliates, for any other reason or (ii) hire any individual who left the employ of the Company or any of its affiliates during the immediately preceding one (1) year period.
          (d) Disparaging Comments. Executive agrees that during the Term and thereafter, Executive shall not make any disparaging or defamatory comments regarding the Company or, after termination of his employment relationship with the Company, make any comments concerning any aspect of the termination of their relationship. The obligations of Executive under this subparagraph shall not apply to disclosures required by applicable law, regulation or order of any court or governmental agency. The Company agrees that during the Term and thereafter, the Company shall not make any disparaging or defamatory comments regarding Executive or, after termination of his employment relationship with the Company, make any comments concerning any aspect of the termination of such relationship. The obligations of the Company under this subparagraph shall not apply to disclosures required by applicable law, regulation or order of any court or governmental agency.
          Nothing contained in this Section 6 shall limit any common law or statutory obligation that Executive may have to the Company or any of its affiliates. For purposes of this Section 6 and Section 7, the “Company” refers to the Company and any incorporated or unincorporated affiliates of the Company, including any entity which becomes Executive’s employer as a result of any reorganization or restructuring of the Company for any reason. The Company shall be entitled, in connection with its tax planning or other reasons, to terminate Executive’s employment (which termination shall not be considered a termination without Cause or give rise to any severance or post-termination payments or benefits for purposes of this Agreement or otherwise) in connection with an invitation from another affiliate of the Company to accept employment with such affiliate.
     7. CONFIDENTIALITY. All books of account, records, systems, correspondence, documents, and any and all other data, in whatever form, concerning or containing any reference to the works and business of the Company or its affiliated companies shall belong to the Company and shall be given up to the Company whenever the Company requires Executive to do so. Executive agrees that Executive shall not at any time during the Term or thereafter, without the Company’s prior written consent, disclose to any person (individual or entity) any information or any trade secrets, plans or other information or data, in whatever form, (including, without limitation, (i) any financing strategies and practices, pricing information and methods, training and operational procedures, advertising, marketing, and sales information or methodologies or financial information and (ii) any Proprietary Information (as defined below)), concerning the Company’s or any of its affiliated companies’ or customers’ practices, businesses, procedures, systems, plans or policies (collectively, “Confidential Information”), nor shall Executive utilize any such Confidential Information in any way or communicate with or contact any such customer other than in connection with Executive’s employment by the Company. Executive hereby confirms that all Confidential Information constitutes the Company’s exclusive property, and that all of the restrictions on Executive’s activities contained in this Agreement and such other nondisclosure policies of the Company are required for the Company’s reasonable protection. Confidential Information shall not include any information that has otherwise been disclosed to the public not in violation of this Agreement. This confidentiality provisions shall survive the termination of this Agreement and shall not be limited by any other confidentiality agreements entered into with the Company or any of its affiliates.
          Executive agrees that he shall promptly disclose to the Company in writing all information and inventions generated, conceived or first reduced to practice by him alone or in conjunction with others, during or after working hours, while in the employ of the Company (all of which is collectively referred to in this Agreement as “Proprietary Information”); provided, however, that such Proprietary Information shall not include (i) any information that has otherwise been disclosed to the public not in violation of this Agreement and (ii) general business knowledge and work skills of Executive, even if developed or improved by Executive while in the employ of the Company. All such Proprietary Information shall be the exclusive property of the Company and is hereby assigned by Executive to the Company. Executive’s obligation relative to the disclosure to the Company of such Proprietary Information anticipated in this Section 7 shall continue beyond Executive’s termination of employment and Executive shall, at the Company’s expense, give the Company all assistance it reasonably requires to perfect, protect and use its right to the Proprietary Information. In addition, Executive agrees that he will not disclose to or use on behalf of the Company any proprietary information of a third party without that party’s consent.
     8. ASSIGNMENT. This Agreement, and all of the terms and conditions hereof, shall bind the Company and its successors and assigns and shall bind Executive and Executive’s heirs, executors and administrators. No transfer or assignment of this Agreement shall release the Company from any obligation to Executive hereunder. Neither this Agreement, nor any of the Company’s rights or obligations hereunder, may be assigned or otherwise subject to hypothecation by Executive. The Company may assign the rights and obligations of the Company hereunder, in whole or in part, to any of the Company’s subsidiaries, affiliates or parent corporations, or to any other successor or assign in connection with the sale of all or substantially all of the Company’s assets or stock or in connection with any merger, acquisition and/or reorganization, provided the assignee assumes the obligations of the Company hereunder.
     9. GENERAL.
          (a) Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of one (1) business day following personal delivery (including personal delivery by facsimile), or the third business day after mailing by first class mail to the recipient at the address indicated below:
To the Company:
Attn: General Counsel
Nationstar Mortgage LLC
350 Highland Drive
Lewisville, Texas 75067
Attention: General Counsel
Facsimile: 469.549.2085
With a copy to:
Attn: General Counsel
FIF HE Holdings LLC
c/o Fortress Investment Group LLC
1345 Avenue of Americas
New York, New York 10105
Attention: Randal A. Nardone
Facsimile: 212.798.6120
With a copy to:
Regina Olshan
Skadden, Arps, Slate, Meagher and Flom LLP
4 Times Square
New York, New York 10036
Fascimile: 917.777.3963

To Executive:
Jesse K. Bray
1950 North Peytonville Avenue
Southlake, Texas 76092
Facsimile: 972.315.8648
or to such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party.
          (b) Severability. Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.
          (c) Entire Agreement. This document constitutes the final, complete, and exclusive embodiment of the entire agreement and understanding between the parties related to the subject matter hereof and supersedes and preempts any prior or contemporaneous understandings, agreements, or representations by or between the parties, written or oral.
          (d) Counterparts. This Agreement may be executed on separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement.
          (e) Amendments. No amendments or other modifications to this Agreement may be made except by a writing signed by all parties. No amendment or waiver of this Agreement requires the consent of any individual, partnership, corporation or other entity not a party to this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement.
          (f) Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of Texas without giving effect to principles of conflicts of law of such state.
          (g) Survivorship. The provisions of this Agreement necessary to carry out the intention of the parties as expressed herein shall survive the termination or expiration of this Agreement.
          (h) Waiver. The waiver by either party of the other party’s prompt and complete performance, or breach or violation, of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation, and the failure by any party hereto to exercise any right or remedy which it may possess hereunder shall not operate nor be construed as a bar to the exercise of such right or remedy by such party upon the occurrence of any subsequent breach or violation. No waiver shall be deemed to have occurred unless set forth in a writing executed by or on behalf of the waiving party. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.
          (i) Captions. The captions of this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision hereof.
          (j) Construction. The parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties each afforded representation by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of the same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.
          (k) Arbitration. Except as necessary for the Company and its subsidiaries, affiliates, successors or assigns or Executive to specifically enforce or enjoin a breach of this Agreement (to the extent such remedies are otherwise available), the parties agree that any and all disputes that may arise in connection with, arising out of or relating to this Agreement, or any dispute that relates in any way, in whole or in part, to Executive’s services on behalf of the Company or any subsidiary, the termination of such services or any other dispute by and between the parties or their subsidiaries, affiliates, successors or assigns, shall be submitted to binding arbitration in Dallas, Texas according to the National Employment Dispute Resolution Rules and procedures of the American Arbitration Association. The parties agree that the prevailing party in any such dispute shall be entitled to reasonable attorneys’ fees, costs, and necessary disbursements in addition to any other relief to which he or it may be entitled. This arbitration obligation extends to any and all claims that may arise by and between the parties or their subsidiaries, affiliates, successors or assigns, and expressly extends to, without limitation, claims or causes of action for wrongful termination, impairment of ability to compete in the open labor market, breach of an express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, loss of future earnings, and claims under the United States Constitution, and applicable state and federal fair employment laws, federal and state equal employment opportunity laws, and federal and state labor statutes and regulations, including, but not limited to, the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the Americans With Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act of 1967, as amended, and any other state or federal law.
          (l) Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 6 or Section 7 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened beach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond or needing to prove the inadequacy of monetary damages, shall be entitled to cease making any payments or providing any benefit otherwise required by this

Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.
          (m) Section 409A. It is intended that (i) each installment of the payments provided under this Agreement is a separate “payment” for purposes of Section 409A of the Code, and (ii) the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(9)(iii), and 1.409A-1(b)(9)(v). Notwithstanding anything contained to the contrary in this Agreement, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payments shall be due to Executive under Section 5 of this Agreement until Executive would be considered to have incurred a “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) with the Company (relating to his employment). Notwithstanding anything to the contrary in this Agreement, if the Company determines (1) that on the date Executive’s employment with the Company terminates or at such other time that the Company determines to be relevant, Executive is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company and (2) that any payments to be provided to Executive pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code, if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six (6) months after the date of Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) with the Company, or, if earlier, the date of Executive’s death. Any payments delayed pursuant to this Section 9(m) shall be made in a lump sum on the first day of the seventh (7th) month following Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)), or, if earlier, the date of Executive’s death. In addition, to the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which Executive participates during the Term or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, (x) the amount eligible for reimbursement or payment under such plan or arrangement in one (1) calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), and (y) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.
     10. EXECUTIVE REPRESENTATION AND ACCEPTANCE. By signing this Agreement, Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound, (b) Executive is not a party to or bound by any employment agreement, noncompetition agreement or confidentiality agreement with any other person or entity that would interfere with the execution, delivery or performance of this Agreement by Executive and (c) this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.

     11. COMPANY REPRESENTATION AND ACCEPTANCE. By signing this Agreement, the Company hereby represents and warrants to Executive that (a) the Company has all required power and authority to enter into, deliver, and perform its obligations under this Agreement, (b) the execution, delivery and performance of this Agreement by the Company have been duly authorized by all necessary action on the part of the Company and does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Company is a party or by which the Company is bound and (c) this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms.
     12. EFFECTIVENESS. This agreement shall become effective as of the Effective Date, it being understood that the Executive shall have no rights hereunder and the Company shall have no duties or obligations hereunder until this Agreement shall become effective; provided, however, that this Agreement is a binding obligation which cannot be revoked or terminated by either party except as provided herein.
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     IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREOF, the parties hereto have executed and delivered this Agreement as of the year and date first above written.

NATIONSTAR MORTGAGE LLC
By:	/s/ Anthony H. Barone
Signature
Anthony H. Barone
Print Name
Title: President & CEO

EXECUTIVE
By:	/s/ Jesse K. Bray
Jesse K. Bray
Print Name